Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to our reports dated May 2, 2007, with respect to the consolidated financial statements and the financial statement schedule included in the Annual Report on Form 10-K of Genethera, Inc. for the year ended December 31, 2006.

/s/ Jaspers + Hall

Wheat ridge, CO

May 2, 2007